EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-217361) of Mammoth Energy Services, Inc. of our report dated August 14, 2017, relating to the financial statements of Sturgeon Acquisitions LLC, which appears in this current report on Form 8‑K of Mammoth Energy Services, Inc.

/s/ PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma
October 26, 2017